UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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LIN TV Corp.

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TABLE OF CONTENTS

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS To be held on May 1, 2008
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS To be held on May 1, 2008
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE MATTERS
BOARD OF DIRECTORS’ COMMITTEES AND MEETINGS
DIRECTOR CANDIDATES
COMMUNICATING WITH THE DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
OTHER INFORMATION

LIN TV Corp.
Four Richmond Square, Suite 200
Providence, Rhode Island 02906

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
To be held on May 1, 2008

As a stockholder of LIN TV Corp., you are hereby given notice of and invited to attend, in person or by proxy, our 2008 Annual Meeting of Stockholders to be held at our KRQE-TV offices, 13 Broadcast Plaza SW, Albuquerque, New Mexico, 87104, on May 1, 2008 at 10:00 a.m., local time, at which stockholders will consider and vote on the following matters:

1. The election of three members to our Board of Directors to serve as Class II directors for a term of three years.

2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of LIN TV Corp. for the year ending December 31, 2008.

3. The transaction of any other business which may properly come before the meeting.

Our Board of Directors has fixed the close of business on March 24, 2008 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting.

By Order of our Board of Directors,

Denise M. Parent
Secretary

April 3, 2008

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD, FOR WHICH A RETURN STAMPED ENVELOPE IS PROVIDED.

LIN TV Corp.
Four Richmond Square, Suite 200
Providence, Rhode Island 02906

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be held on May 1, 2008

The accompanying proxy is solicited on behalf of the Board of Directors of LIN TV Corp., a Delaware corporation (“we,” “us,” “our” or the “Company”), for use at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our KRQE-TV offices, 13 Broadcast Plaza SW, Albuquerque, New Mexico, 87104, on Thursday, May 1, 2008 at 10:00 a.m., local time, notice of which is attached hereto, and any adjournment or postponement thereof.

The Annual Meeting is being held (1) to consider and vote upon the election of three Class II directors for a three-year term, (2) to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of LIN TV Corp. for the year ending December 31, 2008, and (3) to transact any other business which may properly come before the meeting.

Our Board recommends that you vote FOR all proposals presented.

This Proxy Statement and the enclosed form of proxy are being mailed to stockholders commencing on or about April 3, 2008.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, is being mailed to stockholders with this Notice and Proxy Statement on or about April 3, 2008. Exhibits will be provided to any stockholder at no charge upon written or oral request to LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906, Attention: Denise M. Parent, Secretary; Telephone: (401) 454-2880.

Shares Entitled to Vote

Our Board has fixed the close of business on March 24, 2008 as the record date for the Annual Meeting or any adjournment thereof. Only stockholders who were record owners of shares of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of March 24, 2008, 27,381,974 shares of our class A common stock, 23,502,059 shares of our class B common stock and two shares of our class C common stock were issued and outstanding.

Holders of shares of class A common stock outstanding on the record date are entitled to one vote per share at the Annual Meeting.

The class B common stock is generally not entitled to vote except with respect to approval of a range of specified corporate transactions as to which the class B common stock votes as a separate class, with each share of class B common stock entitled to one vote. None of the matters being considered at the Annual Meeting is a matter as to which approval of a majority of the class B common stock voting as a separate class is required.

The class C common stock is entitled to 70% of our voting power on all matters submitted to a vote of our stockholders. Each outstanding share of class C common stock is entitled to a proportionate number of votes determined at the record date relative to the total number of shares of class C common stock outstanding. As of March 24, 2008, there were two shares of class C common stock outstanding. As a result, each share of class C common stock will be entitled to cast 31,945,636 votes at the Annual Meeting. The class A common stock and the class C common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

Voting in Person

If a stockholder plans to attend the meeting and vote in person, we will provide a ballot to such stockholder as he or she arrives. However, if shares are held in the name of a broker, bank or other nominee, the stockholder must bring an account statement or letter from the nominee indicating that such stockholder was the beneficial owner of the shares on March 24, 2008, the record date for voting.

Voting by Proxy

Shares represented by a properly executed proxy in the accompanying form will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the stockholder’s shares will be voted according to the recommendations of our Board.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. A majority of shares entitled to vote at the Annual Meeting present in person or represented by proxy represents a quorum. Shares which abstain from voting on a particular matter and “broker non-votes,” or shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares on a particular matter, are counted for purposes of determining whether a quorum exists.

Vote Required

•	Proposal 1: Election of Directors

The election of directors requires a plurality of the votes cast, and votes may be cast in favor of the nominees or withheld. A plurality means that the nominee receiving the most votes for election to a director position is elected to that position. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect.

•	Proposal 2: Ratification of the Selection of Independent Registered Accounting Firm

The ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting, and votes may be cast for, against or may abstain. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast or shares voting on such matter and will have no effect on the voting on such matter.

Under Delaware law, stockholders have no rights of appraisal or similar rights of dissenters with respect to any of the proposals to be voted upon at the Annual Meeting.

Revoking a Proxy

A stockholder may revoke his or her proxy at any time before its exercise by sending written notice of revocation to the Secretary of the Company, by signing and delivering a later dated proxy or, if the stockholder attends the Annual Meeting in person, either by giving notice of revocation to the inspector of election at the Annual Meeting or by voting at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of each class of our common stock by each person who beneficially owned more than 5% of any class of our equity securities and by our directors and named executive officers (as defined in the Summary Compensation Table), individually, and by our directors and executive officers as a group, as of March 3, 2008 (unless otherwise noted).

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Holders of shares of our class B common stock may elect at any time to convert their shares into an equal number of shares of class A common stock, provided that any necessary consent by the Federal Communications Commission (“FCC”) has been obtained. With the approval of the holders of a majority of our class B common stock and the FCC, one or more shares of class B common stock of a holder may be converted into an equal number of shares of class C common stock. If a majority of the shares of class B common stock convert into shares of class A common stock, each outstanding share of class C common stock will automatically convert into an equal number of shares of class A common stock.

Percentage of beneficial ownership is based on 27,382,283 shares of class A common stock, 23,502,059 shares of class B common stock and two shares of class C common stock outstanding as of March 3, 2008. The number of beneficially owned shares of class A common stock excludes shares of class A common stock issuable upon conversion of shares of our class B common stock and class C common stock. The number of beneficially owned shares of class C common stock excludes shares of our class C common stock issuable upon conversion of shares of our class B common stock.

Unless otherwise indicated below, the address of each person below is c/o LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906.

								Percentage
	Class A		Class B		Class C		Percent of	of Total
	Common Stock		Common Stock		Common Stock		Total	Class A
	Number of	Percent	Number of	Percent	Number of	Percent	Economic	and Class C
	Shares	of Class	Shares	of Class	Shares	of Class	Interest	Voting Power

HM Entities(1) c/o Hicks, Muse, Tate & Furst Incorporated 200 Crescent Court, Suite 1600 Dallas, Texas 75201	—	—	23,300,739	99.1%	1	50.0%	45.8%	35.0%
Gabelli Asset Management Entities(2) 767 Fifth Avenue New York, NY 10153	6,458,867	23.6%	—	—	—	—	12.7%	7.1%
Sirois Capital Partners, L..P.(3) One International Place, Boston MA 02110	1,469,905	5.4%	—	—	—	—	2.9%	1.6%
Dimensional Fund Advisors Inc.(4) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,427,257	8.9%	—	—	—	—	4.8%	2.7%
Mellon Financial Corporation(5) One Mellon Center Pittsburgh, PA 15258	1,399,038	5.1%	—	—	—	—	2.7%	1.5%
Morgan Stanley(6) 1585 Broadway New York, NY 10036	1,407,368	5.1%	—	—	—	—	2.8%	1.5%
Royal W. Carson, III(7) 500 Victory Plaza East, 3030 Olive Street, Dallas, Texas 75219	348,513	1.3%	—	—	1	50.0%	*	35.4%
Gregory M. Schmidt(8)	207,614	*	—	—	—	—	*	*
Vincent L. Sadusky(9)	197,336	*	—	—	—	—	*	*
Denise M. Parent(10)	83,571	*	—	—	—	—	*	*
Scott M. Blumenthal(11)	124,361	*	—	—	—	—	*	*
Bart W. Catalane(12)	25,000	*	—	—	—	—	*	*
William S. Banowsky(13)	73,065	*	—	—	—	—	*	*
Peter S. Brodsky(14)	36,500	*	23,300,739	99.1%	1	50.0%	45.8%	35.0%
Douglas W. McCormick(15)	37,500	*	—	—	—	—	*	*

										Percentage
	Class A			Class B		Class C		Percent of		of Total
	Common Stock			Common Stock		Common Stock		Total		Class A
	Number of	Percent		Number of	Percent	Number of	Percent	Economic		and Class C
	Shares	of Class		Shares	of Class	Shares	of Class	Interest		Voting Power

Mitchell Stern(16)	27,500		*	—	—	—	—		*		*
Patti S. Hart(17)	25,000		*	—	—	—	—		*		*
Michael A. Pausic(18)	28,056		*	—	—	—	—		*		*
All executive officers and directors as a group (12 persons)(19)	1,214,016	4.4%		23,300,739	99.1%	2	100.0%	48.2%		71.3%

*	Represents less than 1%

(1)	Includes shares held by the following persons or entities that are or may be deemed to be affiliated with HM Capital Partners LLC (“HMC”): (i) 18,122,110 shares of class B common stock and one share of class C common stock held of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., a limited partnership of which the ultimate general partner is Hicks Muse Fund III Incorporated, (ii) 236,980 shares of class B common stock held of record by HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks Muse Fund III Incorporated, (iii) 4,692,329 shares of class B common stock held of record by Hicks, Muse, Tate & Furst Equity Fund IV, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Latin America Fund I Incorporated, (iv) 31,562 shares of class B common stock held of record by Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Latin America Fund I Incorporated, (v) 72,820 shares of class B common stock held of record by HM4-EQ Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund IV, LLC, (vi) 13,016 shares of class B common stock held of record by HM4-EN Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund IV, LLC, (vii) 8,329 shares of class B common stock held of record by HM4-P Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund IV, LLC, (viii) 127 shares of class B common stock held of record by HM 1-FOF Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Latin America Fund I Incorporated, and (ix) 123,466 shares of class B common stock held of record by Hicks, Muse & Co. Partners, L.P., a limited partnership of which the ultimate general partner is HM Partners Inc.

John R. Muse is (a) the sole shareholder, sole director and an executive officer of Hicks, Muse Fund III Incorporated and Hicks, Muse Latin America Fund I Incorporated, (b) the sole member and an executive officer of Hicks, Muse Fund IV, LLC and (c) the majority shareholder, a director and an executive officer of HM Partners LLC. Accordingly, Mr. Muse may be deemed to be the beneficial owner of the shares held of record by the entities listed in clauses (i) through (ix) of this footnote (1). Mr. Muse disclaims beneficial ownership of shares not owned of record by him, except to the extent of his pecuniary interest therein. In addition, Mr. Muse, Jack D. Furst, and Thomas O. Hicks are members of a three-person committee that exercises voting and dispositive powers over the securities held by the entities affiliated with HMC. No single member of the committee has dispositive and/or voting power over the shares held by the HMC affiliates. Mr. Hicks is a former partner, and Messrs. Muse and Furst are current partners of HMC. As a result of the foregoing, each of Messrs. Muse, Furst and Hicks may be deemed to beneficially own all or a portion of the shares of common stock beneficially owned by the HMC affiliates described above. Each of Messrs. Muse, Furst and Hicks disclaims the existence of a group and disclaims beneficial ownership of shares of common stock not owned of record by him. Peter S. Brodsky, a member of our Board of the Company, is a partner of HM Partners LLC. Mr. Brodsky disclaims beneficial ownership of shares not owned of record by him, except to the extent of his pecuniary interest therein.

(2)	According to the Schedule 13D filed on November 20, 2007, Gabelli Funds, LLC (“Gabelli Funds”), Gabelli Asset Management Inc. (“GBL”), Gabelli Securities, Inc. (“GSI”), MJG Associates, Inc. (“MJG”) and Mario J. Gabelli, such persons are the beneficial owners of, and have the sole power to dispose of or direct the disposition of 961,200 shares, 5,425,667 shares, 12,000 shares, 58,000 shares and 2,000 shares, respectively, of class A common stock. Gabelli Funds, GBL, GSI, MJG and Mario J. Gabelli have the sole power to vote or direct the vote of 961,200 shares, 5,228,067 shares, 12,000 shares 58,000 shares and 2,000 shares, respectively of class A common stock. Gabelli Funds and GSI are subsidiaries of GBL. Mario J. Gabelli is the sole shareholder of MJG.

(3)	According to the Schedule 13G filed on January 25, 2008, Sirios Capital Partners L.P. (“SCP I”), Sirios Capital Partners II L.P. (“SCP II”), Sirios/QP Partners L.P. (“SQP”), Sirios Overseas Fund Ltd. (“SOF”), Sirios Focus Partners, L.P. (“SFP”), Vitruvius SICAV (“VS”), Sirios Capital Management, L.P. (“SCM”), Sirios Associates, L.L.C. (“SA”), and John F. Brennan, Jr. are the beneficial owners of, and have the sole power to dispose of or direct the disposition of 45,970 shares, 245,490 shares, 447,140 shares, 546,725 shares, 97,990 shares, 86,590 shares, 1,469,905 shares, 1,469,905 shares and 1,469,905 shares, respectively, of class A common stock. SCP I, SCPII, SQP, SOF, SFP, VS, SCM, SA and John F. Brennan, Jr. have the sole power to vote or direct the vote of 45,970 shares, 245,490 shares, 447,140 shares, 546,725 shares, 97,990 shares, 86,590 shares, 1,469,905 shares, 1,469,905 shares and 1,469,905 shares, respectively, of class A common stock. John F. Brennan, Jr. is the sole stockholder of SCP I, SCP II, SQP, SOF, SFP, VS, SCM and SA.

(4)	According to the Schedule 13G filed on February 6, 2008, Dimensional Fund Advisors Inc. is the beneficial owner of, with the sole power to vote or direct the vote of and to dispose of or direct the disposition of 2,427,257 shares of class A common stock.

(5)	According to the Schedule 13G filed on February 14, 2007, Mellon Financial Corporation, Mellon Financial Corporation, Mellon Bank, N.A., Mellon Trust of New England, National Association, The Dreyfus Corporation, Dreyfus Service Corporation, Founders Asset Management LLC, Mellon Capital Management Corporation, The Boston Company Asset Management, LLC, MBC Investments Corporation, Fixed Income (MA) Trust and Fixed Income (DE) Trust are the beneficial owners of 1,399,038 shares of class A common stock with the shared power to vote or direct the vote of, 53,556 shares of class A common stock, the shared power to dispose or direct the disposition of 59,436 shares of class A common stock, the sole power to vote or direct the vote of 1,176,686 shares of class A common stock and the sole power to dispose or direct the disposition of, 1,339,602 shares of class A common stock.

(6)	According to the Schedule 13G filed on February 14, 2008, Morgan Stanley is the beneficial owner of, 1,407,368 shares of class A common stock with the sole power to dispose of or direct the disposition of 1,407,368 shares of class A common stock, the sole power to vote or direct the vote of 1,345,695 shares of class A common stock and the shared power to vote 373 shares of class A common stock.

(7)	Consists of 1 share of class C common stock held by Carson LIN SBS L.P., a limited partnership whose ultimate general partner is Carson Private Capital Incorporated, and 26,417 shares of class A common stock issuable to Mr. Carson upon the exercise of options that are exercisable within 60 days of March 3, 2008, 309,523 shares of class A common stock held of record by Carson LIN SBS L.P., and 12,573 shares of class A common stock held of record by Mr. Carson. Mr. Carson is President and a controlling stockholder of Carson Private Capital Incorporated. Mr. Carson disclaims beneficial ownership of shares not owned of record by him.

(8)	Consists of 68,750 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 3, 2008 and 138,864 shares of class A common stock held of record.

(9)	Consists of 145,001 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 3, 2008 and 52,335 shares of class A common stock held of record.

(10)	Consists of 28,751 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 3, 2008 and 54,820 shares of class A common stock held of record.

(11)	Consists of 75,500 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 3, 2008 and 48,861 shares of class A common stock held of record.

(12)	Consists of 25,000 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 3, 2008.

(13)	Consists of 34,176 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 3, 2008 and 38,889 shares of class A common stock held of record.

(14)	Mr. Brodsky is deemed to share beneficial ownership with the HM Entities of the 23,300,739 shares of class B common stock and 1 share of the class C common stock owned by such entities. Also includes

34,500 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 3, 2008 and 2,000 shares of class A common stock held of record.

(15)	Consists of 37,500 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 3, 2008.

(16)	Consists of 27,500 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 3, 2008.

(17)	Consists of 25,000 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 3, 2008.

(18)	Consists of 25,834 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 3, 2008 and 2,222 shares of class A common stock held of record.

(19)	Consists of 553,929 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 3, 2008 and 660,087 shares of class A common stock held of record.

DIRECTORS AND EXECUTIVE OFFICERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and holders of more than 10% of our class A common stock to file with the Securities and Exchange Commission initial reports of ownership of our class A common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and holders of 10% of our class A common stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and representations made by our officers and directors regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to the fiscal year ended December 31, 2007, except for three filings on Form 4 due for each of Vincent L. Sadusky, our President and Chief Executive Officer, Gregory M. Schmidt, our Executive Vice President Digital Media, and William Cunningham, our Vice President Controller, each with respect to the July 6, 2007 dispositions of class A common stock in accordance with their respective Rule 10b5-1 plans. The Form 4’s were each filed on July 11, 2007.

PROPOSAL 1 — ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of three each of the Class I, Class II and Class III directors. Currently there is one vacancy on our Board, in Class I. Our Second Amended and Restated Certificate of Incorporation provides that subject to the rights of holders of any class or series of preferred stock to elect directors, the number of directors shall be established by our Board. Our Board has set the number of directors at nine.

At each annual meeting of stockholders, each nominee is elected for a term of three years to succeed those whose terms are expiring. This year, three Class II directors will be elected for a three-year term expiring at the 2011 Annual Meeting. The Class III directors have terms expiring at the 2009 Annual Meeting and the Class I directors have terms expiring at the 2010 Annual Meeting.

The persons named in the enclosed proxy will vote to elect as directors the Class II nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to elect as director the Class II nominees named below. Each Class II nominee will be elected to hold office until the 2011 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. The nominees have indicated their willingness to serve, if elected. However, if any should be unable to serve, the shares of common stock represented by proxies may be voted for substitute nominees designated by our Board.

Set forth below are the name and age of each member of our Board (including the nominees for election as Class II directors), and the positions and offices held by him or her, his or her principal occupation and business experience during the past five years, the names of other publicly held companies of which he or she serves as a director and the year of the commencement of his or her term as a member of our Board.

Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of March 3, 2008, appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

We recommend that you vote FOR each of the three nominees listed below.

Name and Age	Principal Occupation and Business Experience

Nominees for Term Expiring in 2011 (Class II Directors)
Peter S. Brodsky, 37	Mr. Brodsky was elected to our Board in June 2005. Mr. Brodsky joined HM Capital Partners, LLC in 1995 and was named partner in 2001. Mr. Brodsky focuses primarily on the media sector. He serves as director of several of HM Capital’s portfolio companies including Choice Cable TV, CanPages Inc., Phone Directories Company, Unitek and Wilkes-Barre Publishing Company. Prior to joining HM Capital Partners, Mr. Brodsky worked in the Investment Banking Division of Credit Suisse First Boston. Mr. Brodsky received his BA from Yale University in 1992.

Douglas W. McCormick, 58	Mr. McCormick was elected to our Board and named non-executive Chairman of our Board in September 2006. Mr. McCormick is a partner with Rho Ventures, a division of Rho Capital Partners, which he joined in October 2006. Mr. McCormick’s primary focus at Rho is on investments in the media sector. Prior to Rho, Mr. McCormick was CEO of iVillage Inc. from August 2000 until May 2006. He also served on iVillage’s Board of Directors, to which he was appointed in February 1999 and was elected Chairman in April 2001. Mr. McCormick also served as President and Chief Executive Officer of Lifetime Television, a cable network provider from 1993 to 1998. Prior to Lifetime, Mr. McCormick held executive positions with The Samuel Goldwyn Company, Cable Health Network, Petry Television and KCOP-TV. Currently, Mr. McCormick is a member of the board of Ovation Television, Waterfront Media and Wayport Inc. Mr. McCormick received his MBA from Columbia University.

Michael A. Pausic, 43	Mr. Pausic was elected to our Board in February 2006. Mr. Pausic has been a Limited Partner of Maverick Capital Ltd., a registered investment advisor managing private investment funds, since 1997, where he leads Maverick’s efforts in media and telecommunications investments. From 1995 to 1997, Mr. Pausic was a corporate Vice President at Viacom where he was responsible for international strategic planning and business development. From 1991 to 1995, he served as Vice President of market development and strategic planning for 20th Century Fox. Mr. Pausic received his BS from the University of Virginia and MBA from Fuqua School of Business at Duke University.

Name and Age	Principal Occupation and Business Experience

Directors Whose Terms Expire in 2009 (Class III Directors)
Royal W. Carson, III, 58	Mr. Carson was elected to our Board in August 2000. Since 1982, he has served as Chairman and President of Carson Private Capital, and he has over 35 years of experience sourcing, structuring and managing private investments. From 1974 to 1994, Mr. Carson’s investment focus was in the oil and gas sector. During that period, Mr. Carson founded Carson Petroleum Corporation, which was sold to Devon Energy Corporation in 1982. Mr. Carson also co-founded CPC Dale Petroleum Company. Prior to forming Carson Petroleum Corporation, Mr. Carson was a registered principal of Royal W. Carson & Company, Inc., an investment securities firm in Oklahoma founded by his father, Royal W. Carson, Jr. Mr. Carson serves as a director of various privately held corporations and community organizations. Mr. Carson also serves on the advisory boards of two prominent private equity firms, HM Capital Partners, LLC (Dallas) and Lion Capital (London).

Vincent L. Sadusky, 43	Mr. Sadusky was elected to our Board in July 2006, when he was also appointed our President and Chief Executive Officer. From August 2004 until July 2006, Mr. Sadusky served as Chief Financial Officer and Treasurer of the Company. From 1999 until August 2004, Mr. Sadusky was Chief Financial Officer and Treasurer of Telemundo Communications Group, Inc., where he worked for over ten years. Prior to joining Telemundo Communications, he performed audit and consulting services for seven years with Ernst & Young, LLC. Mr. Sadusky serves on the board of Maximum Service Television, Inc. (MSTV) and Gannaway Web Holdings, LLC (WorldNow). Mr. Sadusky received his BS in accounting from Penn State University and his MBA from New York Institute of Technology.

Mitchell Stern, 53	Mr. Stern was elected to our Board in September 2006. Mr. Stern previously served, from 2004 to March 2005, as President and Chief Executive Officer of the DirecTV Group, Inc., a satellite television provider. From 1998 until December 2003, Mr. Stern was Chairman and CEO of Fox Television Stations and Twentieth Television, both divisions of News Corporation, where he worked since 1986. From 1978 until 1986, Mr. Stern held various positions in the CBS Television Stations division. Mr. Stern received his MBA from the University of Chicago.

Directors Whose Terms Expire in 2010 (Class I Directors)
Currently there is a vacancy on our Board for a Class I Director.
William S. Banowsky, Jr., 46	Mr. Banowsky was elected to our Board in May 2002. Since 2001, Mr. Banowsky has served as Chief Executive Officer of Magnolia Pictures Company, an independent film distribution company. From March 1999 to September 2000, Mr. Banowsky was Executive Vice President and General Counsel of AMFM, Inc., which was publicly traded on the New York Stock Exchange until September 2000. From January 1997 to July 2000, Mr. Banowsky was Executive Vice President and General Counsel of Capstar Broadcasting Corporation, which was publicly traded on the New York Stock Exchange until it merged with AMFM, Inc., in July 1999. Mr. Banowsky practiced law for 10 years in Dallas, Texas prior to joining Capstar. Mr. Banowsky served as a director of Sunrise Television Corp. and STC Broadcasting, Inc. until May 2002, when they were merged into the Company.

Name and Age	Principal Occupation and Business Experience

Patti S. Hart, 51	Ms. Hart was elected to our Board in December 2006. Most recently, from March 2004 to August 2005, Ms. Hart served as Chairman and Chief Executive Officer of Pinnacle Systems, Inc. a provider of video editing hardware and software to television broadcast station newsrooms. Previously, from April 2001 to March 2002, Ms. Hart served as Chairman and Chief Executive Officer of Excite@Home. Excite@Home filed for bankruptcy under chapter 11 of the Federal Bankruptcy Code in September 2001. Prior to Excite@Home, from June 1999 to April 2001, Ms. Hart was Chairman and Chief Executive Officer of Telocity, Inc. Both Excite@Home and Telocity, Inc. are broadband service providers. Ms. Hart also served as President and Chief Operating Officer of Sprint’s Long Distance Division from December 1997 to April 1999, and in a number of other senior-level positions with Sprint since December 1995. Ms. Hart is a director of Korn Ferry International, Spansion Inc., and International Game Technology. Ms. Hart received her BS in marketing and economics from Illinois State University.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has the authority and responsibility to nominate for shareholder ratification the independent registered public accounting firm and has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008. The Board of Directors is now soliciting the shareholders’ ratification of the selection of PricewaterhouseCoopers LLP. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting. The PricewaterhouseCoopers LLP representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from shareholders. Additional information regarding fees paid to PricewaterhouseCoopers LLP is available in the section of this Proxy Statement titled “Independent Registered Public Accounting Firm Fees and Other Matters.”

We recommend that you vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE MATTERS

Under applicable New York Stock Exchange (“NYSE”) rules, a director of our Company only qualifies as “independent” if our Board determines that the director has no material relationship with our Company (either directly or as a partner, shareholder or officer of an organization that has such a relationship with our Company). Our Board has not adopted any categorical standards to assist it in making determinations of independence, but instead considers all relevant facts and circumstances regarding a director’s relationship with our Company.

Ownership of a significant amount of our stock, or affiliation with a holder of a significant amount of our stock, by itself, does not constitute a material relationship.

The determination of whether a material relationship exists is made by the other members of our Board who are independent.

Our Board has determined that none of Ms. Hart, or Messrs. Banowsky, Brodsky, Carson, McCormick, Pausic or Stern has a material relationship with our Company, and that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual. None of these directors had any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships with our

Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our Company that would constitute a “material relationship” under NYSE rules.

BOARD OF DIRECTORS’ COMMITTEES AND MEETINGS

During 2007, our Board held twenty (20) meetings. Each of our directors attended at least 75% of such meetings and the meetings of the committees on which he or she served during 2007. Resolutions adopted by our Nominating and Corporate Governance Committee of our Board provide that directors are expected to attend the Annual Meeting of stockholders. Messrs. Banowsky, Brodsky, Carson, McCormick, Pausic, Sadusky, Stern and Ms. Hart attended the 2007 Annual Meeting of stockholders.

Our Board has established three standing committees — Audit, Compensation, and Nominating and Corporate Governance. Current copies of the charters for all three committees, along with our Corporate Governance Guidelines, the Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, are posted on our website, www.lintv.com, in the “About LIN TV” section under Corporate Governance in the Guidelines subsection. All of these corporate governance documents are also available in print upon request directed to Denise M. Parent, Secretary, LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906. In February 2008 the Board established the Operations Review Committee to oversee management’s efforts regarding certain functions of our operating plan.

Our Board has determined that none of the members of the Audit, Compensation or Nominating and Corporate Governance committees during all or a portion of 2007 has a material relationship with our Company and that each of these directors is independent as determined under Section 303A.02 (b) of the NYSE Listed Company Manual, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Mr. McCormick, as Chairman of our Board, presided at the regularly scheduled executive sessions of the non-management directors. Stockholders and other interested parties may communicate directly with our Chairman of the Board or with the independent directors as a group as described below under the heading “Communicating with the Directors.”

The current members of the committees are identified below:

Committees
Nominating and
				Corporate	Operations
Name	Chairman of Board	Audit	Compensation	Governance	Review(3)

William S. Banowsky, Jr.		×		Chair
Peter S. Brodsky			Chair	×
Royal W. Carson, III			×
Patti S. Hart		Chair
Douglas W. McCormick(1)	×		×	×	×
Michael A. Pausic				×	×
Vincent L. Sadusky(2)
Mitchell Stern		×			Chair

(1)	Mr. McCormick was appointed to the Compensation Committee on February 26, 2008.

(2)	See Summary Compensation Table for disclosure related to Mr. Sadusky, who is a named executive officer of the Company.

(3)	The Operations Review Committee was established by the Board on February 26, 2008.

Audit Committee.  The Audit Committee has the following principal duties:

•	to nominate for shareholder ratification the independent registered public accounting firm for appointment by our Board of Directors;

•	to meet with our financial management, internal audit and independent registered public accounting firm to review matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the independent audit, the independence of the outside registered public accounting firm and other matters relating to our financial condition;

•	to report to our Board periodically any recommendations the Audit Committee may have with respect to the foregoing matters; and

•	to review our annual and quarterly financial statements and annual report to stockholders, proxy materials and Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for filing with the SEC.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The members of our Audit Committee are Messrs. Banowsky and Stern and Ms. Hart, with Ms. Hart serving as Chair since her appointment to the Audit Committee on January 29, 2008. Prior to Ms. Hart’s appointment to the Audit Committee, Dr. William H. Cunningham served on the Audit Committee and as its Chair through January 24, 2008 when he resigned from the Board of Directors. Our Board has determined that each member of the Audit Committee is an “independent director” under NYSE rules governing the qualifications of the members of the Audit Committee. The Audit Committee met eight (8) times during 2007.

Our Board has determined that Ms. Hart is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee.  The Compensation Committee has the following principal duties:

•	to review director and executive officer compensation policies, plans and programs;

•	to prepare recommendations and periodic reports to our Board concerning these matters;

•	to function as the committee that administers our stock option, stock incentive, employee stock purchase and other equity-based plans; and

•	to oversee compensation-related disclosures to be included in the Company’s Annual Report on Form 10-K or Proxy Statement or other appropriate documents filed with the SEC.

For additional information about the Compensation Committee, see “Compensation Discussion and Analysis” below.

The members of our Compensation Committee are Messrs. Brodsky, Carson and McCormick. The Compensation Committee held three (3) meetings during 2007.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee has the following principal duties:

•	to identify individuals qualified to become members of our Board;

•	to recommend to our Board the persons to be nominated by our Board for election as directors at the Annual Meeting of stockholders;

•	to develop and recommend to our Board a set of corporate governance principles applicable to us; and

•	to oversee the evaluations of our Board and management.

The members of the Nominating and Corporate Governance Committee are Messrs. Banowsky, Brodsky, McCormick and Pausic. The Nominating and Corporate Governance Committee held two (2) meetings during 2007.

Operations Review Committee.  The Operations Review Committee was established by the Board on February 26, 2008 and has the principal duty of overseeing and providing guidance to senior management on key strategic and operational decisions. The members of the Operations Review Committee are Messrs. McCormick, Pausic and Stern, with Mr. Stern serving as its Chair.

DIRECTOR CANDIDATES

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to the members of our Board and others for recommendations, meetings from time-to-time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our Board. In addition, the Company may retain the services of an executive search firm to help identify and evaluate potential director candidates. The Company is currently conducting a search for a qualified director to fill the Class I vacancy created by the resignation of Dr. Cunningham on January 24, 2008, and has retained an executive search firm to assist it in this search.

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our corporate governance guidelines. The committee considers: diversity, skills and experience in the context of the needs of our Board; commitment to understanding our business and industry; the creation, by virtue of other employment or directorships, of potential or actual conflicts of interest; risks of anticompetitive activity, or potential or actual violations of, or restrictions arising from media ownership regulations; and the ability to exercise sound judgment and high ethical standards. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Denise M. Parent, Secretary, LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for our next annual meeting of stockholders.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or our Board, by following the procedures set forth below under “Stockholder Proposals for the 2009 Annual Meeting”; provided that such recommendations are delivered to us, with the information required by our bylaws, no later than the deadline for submission of stockholder proposals provided below.

COMMUNICATING WITH THE DIRECTORS

Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The Chair of the Nominating and Corporate Governance Committee, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chair of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-

term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders and other interested parties that wish to send communications on any topic to our Board, should address such communications to Board of Directors, c/o Denise M. Parent, Secretary, LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906.

Stockholders and other interested parties who wish to send communications on any topic to any of our independent directors, or all of our independent directors as a group, should address such communications to Independent Directors, c/o Denise M. Parent, Secretary, LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee acts under a written charter adopted by our Board, a copy of which is posted in the “About LIN TV” section under Corporate Governance in the Guidelines subsection of our website, www.lintv.com. The members of the Audit Committee are independent directors, as defined by its charter and NYSE rules.

The Audit Committee reviewed the audited financial statements for the fiscal year ended December 31, 2007 and discussed these financial statements with our management. Management is responsible for our internal controls and the financial reporting process. Management represented to the Audit Committee that the financial statements had been prepared in accordance with generally accepted accounting principles. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an audit of the financial statements in accordance with generally accepted auditing standards and issuing a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with our management, internal auditor and the independent registered public accounting firm, the following matters:

•	the plan for and the report of the independent registered public accounting firm on each audit of our financial statements;

•	our management’s assessment of the effectiveness of internal control over financial reporting;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	management’s selection, application and disclosure of critical accounting policies;

•	changes in our accounting practices, principles, controls or methodologies;

•	the performance of the internal audit function and the independent registered public accounting firm;

•	the engagement letter between the Company and the independent registered public accounting firm;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of our internal controls and accounting, financial and auditing personnel.

In addition, the Audit Committee held executive session meetings with the Chief Financial Officer, the Vice President Controller, the internal auditor and the independent registered public accounting firm. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 “Communication with Audit Committees” (“SAS 61”), as amended, with PricewaterhouseCoopers LLP, our independent registered public accounting firm. SAS 61, as amended, requires our independent registered public accounting firm to discuss with our Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, if applicable, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

PricewaterhouseCoopers LLP also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” (“ISBS No. 1”). ISBS No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their independence and engage in a discussion of independence. The Audit Committee discussed with the independent registered public accounting firm the matters disclosed in this letter and its independence from the Company. The Audit Committee also considered whether the provision of the other, non-audit related services to us which are referred to under the heading “Independent Registered Public Accounting Firm Fees and Other Matters” is compatible with maintaining the independence of our registered public accounting firm.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Audit Committee of our Board of Directors

Patti S. Hart (Chair)
William S. Banowsky
Mitchell Stern

EXECUTIVE OFFICERS

The executive officers of the Company are:

Name	Age	Position

Vincent L. Sadusky	43	President and Chief Executive Officer
Scott M. Blumenthal	59	Executive Vice President Television
Bart W. Catalane	51	Senior Vice President and Chief Financial Officer
William A. Cunningham	50	Vice President and Controller
Denise M. Parent	44	Vice President General Counsel and Secretary
Gregory M. Schmidt	58	Executive Vice President Digital Media

The following information describes the background of our executive officers who are not members of our Board.

Scott M. Blumenthal has been Executive Vice President Television since September 2006. From February 2005 until September 2006, he served as Vice President Television of our wholly-owned subsidiary, LIN Television Corporation. Mr. Blumenthal previously held general manager positions at our WISH-TV station from May 1999 to September 2002 and at our WOOD-TV and WOTV-TV stations from May 1994 to May 1999.

Bart W. Catalane has been Senior Vice President and Chief Financial Officer since November 2006. He previously served as President, Chief Operating Officer and Chief Financial Officer of Ziff Davis Media, Inc. from November 2001 to February 2006. Mr. Catalane was Chief Financial Officer of TMP Worldwide Inc. from June 1999 to October 2001 and Executive Vice President Operations and Chief Financial Officer of ABC Radio Networks, ABC Radio and ABC Broadcasting from August 1989 to May 1999.

William A. Cunningham has been Controller since July 1998. He was promoted to Vice President in November 1999. From March 1987 to October 1994, Mr. Cunningham was employed by Fox Television as Vice President, Finance and from October 1994 to June 1996, he was employed by SF Broadcasting, LLC, a joint venture of Fox Television and Savoy Pictures, as Senior Vice President and Chief Financial Officer.

Denise M. Parent has been Vice President General Counsel and Secretary since September 2006. Previously, she was Vice President and Deputy General Counsel since March 1997. From April 1993 to March 1997, Ms. Parent was employed by The Providence Journal Company as Senior Corporate Counsel. Prior to 1993, Ms. Parent was employed by Adler, Pollock & Sheehan Incorporated, a law firm in Providence, Rhode Island.

Gregory M. Schmidt has been Executive Vice President Digital Media since September, 2006. Previously, he was Vice President New Development, General Counsel and Secretary since March 1995. From January 1985 to March 1995, Mr. Schmidt was a partner at Covington & Burling LLP, a Washington D.C. law firm with a practice in regulatory and communications law.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The members of the Compensation Committee are independent directors as defined under NYSE rules and carry out their responsibilities as defined by the Compensation Committee Charter authorized by our Board. The Compensation Committee has primary responsibilities for assessing, recommending and approving the following areas of compensation:

•	determining the compensation of the Chief Executive Officer;

•	determining the compensation of other executive officers including the Senior Vice President and Chief Financial Officer, the Vice President General Counsel, the Executive Vice President Television and the Executive Vice President Digital Media. These executive officers, together with our Chief Executive Officer, are referred to as the named executive officers throughout this Compensation Discussion and Analysis;

•	oversight and administration of incentive-compensation plans and equity-based plans of our Company;

•	oversight and administration of employee stock plans including the authority to grant stock options and to make stock awards;

•	determining the compensation of directors;

•	other duties as authorized by our Board from time-to-time; and

•	oversight and approval of this Compensation Discussion and Analysis.

Objectives of Compensation Program

The Compensation Committee is committed to and responsible for designing, implementing, and administering a compensation program for executive officers that ensures appropriate linkage between pay, company performance and results for shareholders. The Compensation Committee seeks to increase shareholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent. To achieve the objectives set forth below, the Compensation Committee has designed the executive compensation program to reward the achievement of specific annual and long-term financial and strategic goals of our Company that are designed to improve shareholder value.

The Compensation Committee believes that executive compensation should be designed to:

•	align compensation of the named executive officers with their own performance and the overall performance of our Company;

•	manage compensation costs by combining a conservative approach to base salaries and benefits, with more aggressive performance-dependent short-term and long-term incentives;

•	heavily weight the compensation package towards long-term, performance-dependent incentives to better align the interests of executives with shareholders; and

•	reward and retain our named executive officers.

Although we do not engage in a formal benchmarking process, the Compensation Committee periodically evaluates our executive compensation program to ensure that the program is competitive with peer companies in our industry so that we can continue to attract and retain qualified employees in key positions.

Roles in Establishing Compensation

The Compensation Committee makes all compensation decisions regarding our President and Chief Executive Officer and other executive officers. The Compensation Committee takes many factors into account in making compensation decisions, including the individual’s performance, tenure, and experience; the performance of our Company overall and the individual’s contribution to that performance; achievement of specific quantifiable and qualitative business goals and objectives; retention considerations; the individual’s historical compensation; comparisons to other executive officers; and the recommendations of the President and Chief Executive Officer with respect to the other executive officers. Additionally, because the President and Chief Executive Officer is ultimately responsible for the direction of our Company, his greater compensation reflects this differential compared with the other named executive officers. The grant of stock options and restricted stock awards to all of our employees is approved by the Compensation Committee based on the recommendations of our President and Chief Executive Officer.

Role of Compensation Consultant

Neither the Compensation Committee nor our Company has any long-term contractual arrangements with a compensation consultant whose role would be to determine or to recommend the amount or the form of compensation for our named executive officers. The Compensation Committee and our management have periodically worked with compensation consultants to assist in providing the Compensation Committee with market information and reports regarding compensation practices of peer companies. Although the Compensation Committee does not engage in a formal benchmarking process, the Compensation Committee occasionally uses peer and market analysis and comparisons as a factor in its compensation decisions.

Design of Compensation Programs

Our executive compensation plan is designed to attract qualified executives and to reward those executives for their contributions to our Company and our shareholders. The compensation program for the named executive officers includes an annual base salary, an annual performance bonus, equity-based compensation, retirement benefits and perquisites. Because executive officers are in a position to directly influence the overall performance of our Company, a significant portion of their compensation is in the form of performance-dependent short-term and long-term incentive programs. The level of performance-dependent pay varies for each executive based upon level of responsibility, with a greater emphasis on performance-dependent pay for those in more senior positions who have responsibility over matters that have a direct impact on the overall performance of our Company.

Cash Compensation

Base Salary.  Actual base salary amounts paid to our named executive officers are determined based on the judgment of our Compensation Committee members in consultation with our President and Chief Executive Officer, for the other named executive officers. The Compensation Committee considers a number of factors to determine the salary for each of our executives, including compensation paid to similar positions by peer companies in our industry, the work experience of the executive, each executive’s individual skills, the executive’s length of service with our Company and the performance of the executive.

Performance Bonus.  The annual incentive bonus plan is designed to align executive officer pay with the Company’s financial performance and individual performance during a particular year. The annual bonus is comprised of two separate components, as described in more detail below. One portion of the bonus is determined quantitatively based on the Company’s achievement of financial performance goals. The other portion of the annual bonus is determined qualitatively by the Compensation Committee based on the Committee’s assessment of other performance criteria as it deems relevant on a case-by-case basis. The target amount of each component of the annual bonus is based upon a specified percentage of the executive’s base salary, as specified in the executive’s employment agreement. The target bonus opportunity for 2007 for the named executive officers (including both components of the bonus) ranged from 43.7% to 100% of base salary.

The two components of the annual bonus program are more fully-described below:

•	The quantitative or budget-based objective bonus target amount can range from 13.6-75.0% of the named executive officer’s base salary. The percentage that determines the target amount for each named executive officer is specified in his or her employment agreement. Except for the Executive Vice President Digital Media, discussed below, the amount of the budget-based objective bonus paid out to named executive officers is based on our results with respect to two performance metrics: annual net revenues and annual Adjusted EBITDA (defined below). The budget-based objective bonus is paid out at the target level if we achieve performance at the budgeted levels for these metrics. For 2007, net revenues was budgeted at $402.6 million and Adjusted EBITDA was budgeted at $126.6 million. If we exceed our budgeted net revenue and Adjusted EBITDA, the executive receives a budget-based objective bonus amount based on an increasing sliding scale up to a maximum of twice the target budget-based bonus amount. Conversely, if we do not achieve our budgeted net revenue and Adjusted EBITDA, the executive receives less than the target budget-based objective bonus amount based on a decreasing sliding scale. The named executive officers will not receive any budget-based objective bonus if net revenues fall below 95% of the budgeted net revenues and Adjusted EBITDA is less than 90% of the budgeted Adjusted EBITDA. The budget-based objective bonus for the Executive Vice President Digital Media is based solely on achievement of budgeted digital media revenues instead of net revenues and Adjusted EBITDA, as outlined in his employment agreement. Given the objective nature of the determination of the budget-based objective bonus, such portion of the annual bonus is reported in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

•	The qualitative or discretionary performance bonus target amount can range from 10.9-40.9% of the named executive officer’s base salary. The percentage that determines the target amount for each named executive officer is specified in his or her employment agreement. The actual amount of discretionary performance bonus paid out is determined by the Compensation Committee, in consultation with the Chief Executive Officer for named executive officers other than the Chief Executive Officer, based on other performance criteria as it deems relevant on a case-by-case basis. Factors that may be considered by the Committee in determining the appropriate amount of the discretionary performance bonus include, without limitation, the Company’s performance in the prior fiscal year, general business conditions and achievement by the executive of certain project, department and development goals established by the Chief Executive Officer, our Board and/or the Compensation Committee. Given the subjective nature of the determination of the discretionary performance bonus, such portion of the annual bonus is reported in the Summary Compensation Table under “Bonus.”

The table below shows the target bonus opportunity for each component of the annual bonus program for each named executive officer, as specified in the named executive officer’s employment agreement. The different allocations and weightings among the named executive officers for the quantitative, budget-based component and the qualitative, discretionary component reflect the Compensation Committee’s judgment regarding the appropriate balance for each named executive officer, based on his or her seniority, experience, role and ability to influence the Company’s results.

	Target Budget-Based	Target Discretionary
	Objective Bonus	Performance Bonus
Name	(as % of Base Salary)	(as % of Base Salary)

Vincent L. Sadusky	75.0%	25.0%
Bart W. Catalane	45.0	15.0
Scott W. Blumenthal	40.0	13.3
Denise M. Parent	13.6	40.9
Gregory M. Schmidt	32.8	10.9

For purposes of the budget-based objective bonus, Adjusted EBITDA is defined as operating income plus amortization of program rights, depreciation and amortization of intangible assets, impairment of goodwill and intangible assets, restructuring charges and non-recurring severance payments, less program payments. Program payments represent cash payments for program contracts and do not necessarily correspond to program usage.

We believe Adjusted EBITDA is relevant and useful as a metric for determining bonus amounts because it is a measurement used by lenders to measure our ability to service our debt and it is a measurement industry analysts use when evaluating our operating performance. We use Adjusted EBITDA, among other things, in evaluating the operating performance of our stations and to value stations targeted for acquisition.

The actual amounts of the discretionary performance paid to the named executive officers for 2007 are shown in the Summary Compensation Table under “Bonus.” These bonus awards reflect the Compensation Committee’s consideration of factors that included each named executive officer’s performance in addition to achievement of certain strategic and operational milestones.

The actual amounts of the budget-based objective bonus paid to the named executive officers for 2007 performance are shown in the Summary Compensation Table under “Non-Equity Incentive Compensation.” The amount of the budget-based objective bonus paid-out reflects the Company’s performance with respect to the financial metrics described above. In 2007, we recorded net revenues of $395.9 million, which represented 98.3% of the budgeted amount. For 2007, Adjusted EBITDA was $121.1 million, which represented 95.7% of the budgeted amount. Because our performance on both metrics was below the budgeted levels, the budget-based objective bonus was paid out in amounts that reflect such performance. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion and Analysis section and in our audited consolidated financial statements for the year ended December 31, 2007 in our Annual Report on Form 10-K.

Equity-Based Compensation

Another key component of our compensation package for the named executive officers is the granting of stock options which provides a significant incentive for executives to manage our Company for long-term growth, thereby aligning their interests with those of our shareholders. These incentives are designed to motivate executive officers to improve financial performance and stockholder value, as well as encourage long-term employment with the Company. We rely primarily on stock option awards in granting long-term incentives. We do not backdate options or grant options retroactively. In addition, we do not purposely schedule option awards prior to the disclosure of favorable information or after the announcement of unfavorable information. Options are granted at fair market value on a predetermined date. All stock option grants to executive officers require the approval of the Compensation Committee. Our named executive officers received their annual stock option award for 2007 in December 2007.

Option grants are designed to reward executive officers for the increase in our stock price over time. Options represent the high-risk and potential high-return component of our total long-term incentive program, as the realizable value of each option can fall to zero if the stock price is lower than the exercise price established on the date of grant. The size of stock option grants for executive officers is based primarily on the target dollar value of the award translated into a number of option shares based on the estimated economic value on the date of grant, as determined using the Black-Scholes option pricing formula. As a result, the number of shares underlying stock option awards will typically vary from year-to-year, as it is dependent on the price of our common stock on the date of grant. In arriving at the size of the option grants made to our named executive officers in 2007, the Compensation Committee considered the strategic, operational and financial performance of our Company along with each named executive officers’ expected contributions to our Company’s future success.

On December 18, 2007, Mr. Sadusky was granted an option to purchase 100,000 shares of our class A common stock at a strike price equal to fair market value on the date of grant. Also on December 18, 2007, the other named executive officers, Mr. Blumenthal, Mr. Schmidt, Mr. Catalane, and Ms. Parent, were also granted options to purchase 50,000, 50,000, 40,000 and 40,000 shares, respectively, of the class A common stock of our Company at a strike price equal to fair market value on the date of grant. All of the options vest over four years, with 25% vesting on each anniversary of the grant date, and they expire ten years from the date of grant.

Other Benefits

Our Company also provides certain benefits and perquisites to our named executive officers that the Compensation Committee believes are reasonable and necessary to attract and retain key executives. The Company provides the use of a company automobile and covers term life insurance premiums for the named executive officers in the amount of $400,000. See “Other Benefit Plans” below. The named executive officers are also entitled to health, disability, retirement and employee stock purchase plan benefits substantially similar to those that are offered to all of our employees.

Employment Agreements, Severance and Change-in-Control Arrangements

In 2006 we entered into employment agreements with the named executive officers to memorialize key terms of their employment and to reduce certain severance and change in control benefits potentially paid by the Company and thereby more fully align management’s interest with shareholder interests.

Each employment agreement addresses the following elements: base salary; target discretionary performance bonus and target budget-based objective performance bonus. The actual amount of the objective performance bonus, will be calculated as described in the “Design of Compensation Programs — Performance Bonus” above. The term of the agreement will continue each year unless terminated by the executive or us.

If the executive’s employment is terminated by us “without cause” or by the executive for “good reason” as defined in the agreement, the executive is entitled to receive certain benefits. Mr. Sadusky, Mr. Catalane and Mr. Blumenthal will be entitled to receive as a severance payment an amount equal to their annual base salary plus a payment equal to the annual bonus they received in the prior year and we will also continue to pay the employer’s portion of their health and dental insurance premiums for twelve months. Mr. Schmidt and Ms. Parent will be entitled to receive as a severance payment an amount equal to three times their base salary plus a payment equal to three times the highest bonus they received in the last three complete fiscal years and we will also continue to pay the employer’s portion of their health and dental insurance premiums for three years from the date of termination. However, their severance payment will be reduced pro rata for each day of their employment following September 6, 2006 until their severance payment is equal to the sum of their annual base salary plus the bonus they received in the prior year. Their medical benefits will be reduced in the same manner until equal to 12 months of payments. In addition, all stock options and restricted stock awards granted to Mr. Schmidt and Ms. Parent prior to 2006 which are not otherwise exercisable or vested will become fully vested as of the date of termination.

Upon a change in control transaction or if we terminate any of the named executive officer’s employment in anticipation of a change in control transaction, in addition to severance payments described above, the employment agreements provide that certain of the stock options granted in 2006 to each executive upon their appointment to their current positions will become fully vested. See “Potential Payments upon Termination or Change in Control” below for more detailed information.

The employment agreements include non-competition and non-solicitation provisions that are in effect during the term of the agreement and for one year thereafter.

Share Ownership Guidelines

We do not require but encourage our named executives to own our Company’s class A common stock.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives exceeding $1.0 million in any taxable year, unless the compensation is performance-based. To the extent practical, the Compensation Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain and reward high-performing executives.

REPORT OF THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed such discussion and analysis with management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s 2008 Proxy Statement. This Report is provided by the following independent directors, who comprise the Compensation Committee:

Compensation Committee of our Board of Directors

Peter S. Brodsky (Chair)
Royal W. Carson III
Douglas W. McCormick

Summary Compensation Table

The following table sets forth the annual and long-term compensation earned during the years ended December 31, 2007 and 2006 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers (collectively, the “named executive officers”).

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(6)	Awards(6)	Compensation	Earnings(7)	Compensation(8)	Total

Vincent L. Sadusky(1)	2007	$500,000	$125,000	$175,779	$508,258	$251,250	$74,100	$5,938	$1,640,325
President and Chief Executive	2006	512,462	125,000	281,034	403,405	712,500	35,782	6,479	2,076,662
Officer
Bart W. Catalane(2)	2007	250,000	37,500	—	145,666	75,375	12,718	22,661	543,920
Senior Vice President and Chief	2006	24,038	—	—	13,846	—	—	4,567	42,451
Financial Officer
Scott M. Blumenthal(3)	2007	375,000	50,000	179,940	247,935	100,500	307,494	3,045	1,263,914
Executive Vice President of	2006	364,788	200,000	293,840	163,834	—	72,271	3,555	1,098,288
Television
Denise M. Parent(4)	2007	275,000	112,500	190,875	93,281	25,125	28,527	4,312	729,620
Vice President and General	2006	244,365	150,000	334,648	126,854	—	23,454	4,260	883,581
Counsel
Gregory M. Schmidt(5)	2007	400,000	43,750	298,454	240,024	164,063	51,325	9,470	1,207,086
Executive Vice President Digital	2006	400,000	175,000	533,704	226,556	—	49,331	9,600	1,394,191
Media

(1)	On February 26, 2008, the Compensation Committee determined the amount of the 2007 cash bonus to be paid to Mr. Sadusky. As discussed in “Compensation Discussion and Analysis — Design of Compensation Programs — Cash Compensation — Performance Bonus,” the 2007 bonus had two components: the budget-based objective bonus, which was determined based on the Company’s achievement of financial metric targets, and the discretionary performance bonus, which was determined by the Committee based on criteria it deemed relevant. Mr. Sadusky’s 2007 budget-based objective bonus is reported under “Non-Equity Incentive Plan Compensation” and his 2007 discretionary performance bonus is reported under “Bonus.” (See the Grants of Plan-Based Awards Table for more details regarding Mr. Sadusky’s 2007 budget-based objective bonus opportunity.) On February 28, 2008, the Compensation Committee approved the 2008 salary to be paid to Mr. Sadusky in the amount of $500,000.

(2)	On February 7, 2008, the Compensation Committee, in consultation with the Chief Executive Officer, determined the amount of the 2007 cash bonus to be paid to Mr. Catalane. Mr. Catalane’s 2007 budget-based objective bonus is reported under “Non-Equity Incentive Plan Compensation” and his 2007 discretionary performance bonus is reported under “Bonus.” (See “Compensation Discussion and Analysis — Design of Compensation Programs — Cash Compensation — Performance Bonus” for more information about our bonus program, and see the Grants of Plan-Based Awards Table for more details regarding Mr. Catalane’s 2007 budget-based objective bonus opportunity.) The Compensation Committee also approved the 2008 salary to be paid to Mr. Catalane in the amount of $257,500.

(3)	The Compensation Committee, in consultation with the Chief Executive Officer, determined the amount of the 2007 cash bonus to be paid to Mr. Blumenthal in actions taken on February 7, 2008 and March 26, 2008. Mr. Blumenthal’s 2007 budget-based objective bonus is reported under “Non-Equity Incentive Plan Compensation” and his 2007 discretionary performance bonus is reported under “Bonus.” (See “Compensation Discussion and Analysis — Design of Compensation Programs — Cash Compensation — Performance Bonus” for more information about our bonus program, and see the Grants of Plan-Based Awards Table for more details regarding Mr. Blumenthal’s 2007 budget-based objective bonus opportunity.) The Compensation Committee also approved the 2008 salary to be paid to Mr. Blumenthal in the amount of $386,250.

(4)	On February 7, 2008, the Compensation Committee, in consultation with the Chief Executive Officer, determined the amount of the 2007 cash bonus to be paid to Ms. Parent. Ms. Parent’s 2007 budget-based objective bonus is reported under “Non-Equity Incentive Plan Compensation” and her 2007 discretionary performance bonus is reported under “Bonus.” (See “Compensation Discussion and Analysis — Design of Compensation Programs — Cash Compensation — Performance Bonus” for more information about our bonus program, and see the Grants of Plan-Based Awards Table for more details regarding Ms. Parent’s 2007 budget-based objective bonus opportunity.) The Compensation Committee also approved the 2008 salary to be paid to Ms. Parent in the amount of $283,250.

(5)	On February 7, 2008, the Compensation Committee, in consultation with the Chief Executive Officer, determined the amount of the 2007 cash bonus to be paid to Mr. Schmidt. Mr. Schmidt’s 2007 budget-based objective bonus is reported under “Non-Equity Incentive Plan Compensation” and his 2007 discretionary performance bonus is reported under “Bonus.” (See “Compensation Discussion and Analysis — Design of Compensation Programs — Cash Compensation — Performance Bonus” for more information about our bonus program, and see the Grants of Plan-Based Awards Table for more details regarding Mr. Schmidt’s 2007 budget-based objective bonus opportunity.) The Compensation Committee also approved the 2008 salary to be paid to Mr. Schmidt in the amount of $412,000.

(6)	Represents the expense recognized in accordance with SFAS 123R relating to restricted stock awards and stock options in the year shown. See Note 8 to the consolidated financial statements included in our Form 10-K filed March 14, 2008 for a discussion of the assumptions used under SFAS 123R to value equity-based compensation.

(7)	These amounts relate solely to a change in pension value during the year shown.

(8)	See “All Other Compensation” below for additional information.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the named executive officers in 2007:

					All Other
					Option	Exercise or
					Awards:	Base Price of
		Estimated Future Payouts Under			Number of	Option
		Non-Equity Incentive Plan			Securities	Awards		Option Award
		Awards(1)			Underlying	($ per	Closing Price on	Grant Date Fair
Name	Grant Date	Threshold	Target	Maximum	Options(2)	share)(3)	Date of Grant(4)	Value(5)

Vincent L. Sadusky	—	$93,750	$375,000	$750,000
	12/18/07	—	—	—	100,000	$12.03	$12.44	$429,898
Bart W. Catalane	—	$28,125	$112,500	$225,000
	12/18/07	—	—	—	40,000	12.03	12.44	$171,959
Scott M. Blumenthal	—	$37,500	$150,000	$300,000
	12/18/07	—	—	—	50,000	12.03	12.44	$214,949
Denise M. Parent	—	$9,375	$37,500	$75,000
	12/18/07	—	—	—	40,000	12.03	12.44	$171,959
Gregory M. Schmidt	—	$32,813	$131,250	$306,250
	12/18/07	—	—	—	50,000	12.03	12.44	$214,949

(1)	These columns show the potential value of the payout for the budget-based objective bonus, which are defined in each executive’s employment agreement, if the threshold, target or maximum goals are satisfied for the Company’s financial performance metrics. The potential payouts are performance-based and are completely at risk. The budget-based objective bonus is described more fully in “Compensation Discussion and Analysis — Design of Compensation Programs — Cash Compensation — Performance Bonus”.

(2)	This column shows the number of stock options granted pursuant to the Amended and Restated 2002 Stock Option Plan. The stock options vest over four years, with 25% vesting on each anniversary of the grant date, and then expire ten years from the date of grant. During 2007 all of our named executive officers received an option grant on December 18, 2007.

(3)	This column shows the stock option exercise price, which was based on the average of the high and low prices of our class A common stock on the grant date.

(4)	This column shows the closing price of our class A common stock on the grant date.

(5)	This column shows the full grant date fair value of the stock options under SFAS 123R. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the entire term of the stock options’ vesting schedule.

Outstanding Equity Awards at Year-End

The following table provides information about the holdings of stock options and restricted stock awards by our named executive officers as of December 31, 2007.

For additional information about the stock option grants and restricted stock awards, see the description of Equity-Based Compensation section of the Design of Compensation Programs in “Compensation Discussion and Analysis”.

	Stock Option Awards				Restricted Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of	Market Value of
	Unexercised	Unexercised	Option	Option	Shares or Units	Shares or Units
	Options	Options	Exercise	Expiration	of Stock That	of Stock That
Name	Exercisable	Unexercisable	Price	Date(2)(3)	Have Not Vested(4)	Have Not Vested(1)

Vincent L. Sadusky	13,334	13,333	$13.86	7/1/2015	—	—
	—	—	—	—	34,518 (5)	$420,084
	6,667	20,000	8.65	5/11/2016	—	—
	125,000	375,000	7.44	7/11/2016	—	—
	—	100,000	12.03	12/18/2017	—	—
Bart W. Catalane	25,000	75,000	8.72	11/27/2016	—	—

	Stock Option Awards				Restricted Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of	Market Value of
	Unexercised	Unexercised	Option	Option	Shares or Units	Shares or Units
	Options	Options	Exercise	Expiration	of Stock That	of Stock That
Name	Exercisable	Unexercisable	Price	Date(2)(3)	Have Not Vested(4)	Have Not Vested(1)

	—	40,000	12.03	12/18/2017	—	—
Scott M. Blumenthal	4,500	4,500	16.03	5/2/2015	—	—
	—	—	—	—	35,585 (6)	433,069
	12,500	12,500	13.86	7/1/2015	—	—
	6,250	18,750	8.65	5/11/2016	—	—
	50,000	150,000	7.43	9/6/2016	—	—
	—	50,000	12.03	12/18/2017	—	—
Denise M. Parent	9,167	9,166	13.86	7/1/2015	—	—
	—	—	—	—	38,680 (7)	470,736
	4,584	13,749	8.65	5/11/2016	—	—
	15,000	45,000	7.43	9/6/2016	—	—
	—	40,000	12.03	12/18/2017	—	—
Gregory M. Schmidt	16,434	—	14.88	3/3/2008	—	—
	—	—	—	—	60,905 (8)	741,214
	40,000	—	14.88	3/3/2008	—	—
	12,500	12,500	13.86	7/1/2015	—	—
	6,250	18,750	8.65	5/11/2016	—	—
	50,000	150,000	7.43	9/6/2016	—	—
	—	50,000	12.03	12/18/2017	—	—

(1)	Market value of unvested shares is calculated based upon the closing price of our class A common stock on December 31, 2007 of $12.17, as reported by the New York Stock Exchange.

(2)	The option expiration date is ten years from the date of grant.

(3)	Stock option awards expiring on May 2, 2015, July 1, 2015, July 12, 2015, May 11, 2016, September 6, 2016, November 27, 2016 and December 18, 2017 were granted on May 2, 2005, July 1, 2005, July 12, 2005, May 11, 2006, September 6, 2006, November 27, 2006 and December 18, 2007, respectively, and vest in equal installments of 25% over 4 years following the date of grant.

(4)	Restricted stock awards were granted on September 15, 2005 and December 22, 2005, respectively, and vest in equal installments of 20% over 5 years following the date of grant. Restricted stock awards were also granted on May 11, 2006 and vest in equal installments of 33.33% over 3 years following the date of grant.

(5)	Represents restricted stock that will vest as follows: (i) 5,926 shares on May 11, 2008; (ii) 3,556 shares on September 15, 2008; (iii) 4,000 shares on December 22, 2008; (iv) 5,926 shares on May 11, 2009; (v) 3,556 shares on September 15, 2008; (vi) 4,000 shares on December 22, 2009; (vii) 3,554 shares on September 15, 2010; and (viii) 4,000 shares on December 22, 2010.

(6)	Represents restricted stock that will vest as follows: (i) 5,556 shares on May 11, 2008; (ii) 3,333 shares on September 15, 2008; (iii) 4,826 shares on December 22, 2008; (iv) 5,555 shares on May 11, 2009; (v) 3,333 shares on September 15, 2008; (vi) 4,826 shares on December 22, 2009; (vii) 3,333 shares on September 15, 2010; and (viii) 4,823 shares on December 22, 2010.

(7)	Represents restricted stock that will vest as follows: (i) 4,074 shares on May 11, 2008; (ii) 2,444 shares on September 15, 2008; (iii) 7,734 shares on December 22, 2008; (iv) 4,074 shares on May 11, 2009; (v) 2,444 shares on September 15, 2008; (vi) 7,734 shares on December 22, 2009; (vii) 2,444 shares on September 15, 2010; and (viii) 7,732 shares on December 22, 2010.

(8)	Represents restricted stock that will vest as follows: (i) 5,556 shares on May 11, 2008; (ii) 3,333 shares on September 15, 2008; (iii) 13,265 shares on December 22, 2008; (iv) 5,555 shares on May 11, 2009;

(v) 3,333 shares on September 15, 2008; (vi) 13,265 shares on December 22, 2009; (vii) 3,333 shares on September 15, 2010; and (viii) 13,265 shares on December 22, 2010.

Option Exercises and Stock Vested

The following table provides information regarding: (1) stock option exercises by named executive officers during 2007, including the number of shares acquired upon exercise and the value realized; and (2) the number of shares of our class A common stock acquired by named executive officers upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Stock Option Awards		Restricted Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise	Vesting	on Vesting(1)

Vincent L. Sadusky	—	—	13,482	$240,786
Bart W. Catalane	—	—	—	—
Scott M. Blumenthal	—	—	13,716	245,924
Denise M. Parent	—	—	14,253	260,925
Gregory M. Schmidt	—	—	22,155	408,645

(1)	Based on the average of the high and low prices of our class A common stock on the vesting date if stock was held by named executive officer. If named executive officer sold the stock, the value was based on the actual sales price, net of commission and fees.

Other Benefit Plans

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each of the named executive officers, under each of the Retirement Plan and the Supplemental Employee Retirement Plan. Certain terms of these plans are described below. The present value is determined using interest rate, mortality rate and other assumptions consistent with those described in Note 11 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 as filed on March 14, 2008:

				Payments
		Number of	Present Value	During the
		Years of Credited	of Accumulated	Last Fiscal
Name	Plan Name	Service	Benefit	Year

Vincent L. Sadusky(2)	Retirement Plan	3	$39,452	—
	Supplemental Employee Retirement Plan	3	102,491	—
Bart W. Catalane(2)	Retirement Plan	1	11,468	—
	Supplemental Employee Retirement Plan	1	1,250	—
Scott M. Blumenthal(1)	Retirement Plan	19	473,331	—
	Supplemental Employee Retirement Plan	19	694,554	—
Denise M. Parent(2)	Retirement Plan	11	118,416	—
	Supplemental Employee Retirement Plan	11	37,642	—
Gregory M. Schmidt(2)	Retirement Plan	13	213,727	—
	Supplemental Employee Retirement Plan	13	291,224	—

(1)	Mr. Blumenthal participates in the traditional average final-pay plan.

(2)	Messrs. Sadusky, Catalane and Schmidt and Ms. Parent participate in the cash balance plan.

Retirement Plan

Participants in our tax qualified pension plan participate in either a cash balance benefit plan or a traditional average final-pay plan and may also receive benefits under our SERP, as hereinafter defined, which is described below. Mr. Blumenthal participates in the traditional average final-pay plan. Mssrs. Sadusky, Catalane, Schmidt and Ms. Parent participate in the cash balance plan.

Under the cash balance benefit plan, each year we contribute to each participating employee’s cash balance account an amount equal to 5% of such employee’s compensation. For this purpose, compensation includes base pay, overtime pay, other wage premium pay and annual incentive bonuses. Pension benefits vest after five years of service. Cash balance plan accounts earn annual interest at a rate equal to the interest rate for five-year U.S. Treasury Bills plus 25 basis points (the interest rate is reset annually at the Treasury rate during the November preceding each plan year). The estimated annual retirement benefits payable under the cash balance plan and our SERP as an annuity for life upon normal retirement, assuming Messrs. Sadusky, Catalane, Blumenthal, Schmidt and Ms. Parent, remain employed by us at their current level of compensation until age 65, is $343,000, $53,000, $212,000, $84,000 and $124,000, respectively.

Under the traditional average final-pay benefit plan, benefits are computed by multiplying (i) 1.50% of the average of the employee’s three highest years of annual compensation, as defined in the plan, times (ii) the employee’s number of years of credited service, up to a maximum of 32 years. Each named executive officer’s salary and bonus for 2007 is set forth above in the “Salary”, “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

Under the plan, a participant’s normal retirement date is age 65. The normal form of payment for a participant who is not married is a single life annuity. The normal form of payment for a participant who is married is a qualified joint and survivor annuity. A participant may retire early after attaining age 55 and full vesting. A traditional participant who retires early will have their benefit reduced by 0.55% for each month up to 60 months and by 0.30% for each month in excess of 60 months that they retire prior to their normal retirement date. A cash balance participant will receive the present value of their accrued benefit at the time they retire early.

Supplemental Employee Retirement Plan

As permitted by the Employee Retirement Income Security Act of 1974, as amended, our Supplemental Employee Retirement Plan (“SERP”) is a non-qualified plan designed to provide for the payment by us of the difference, if any, between the amount of maximum IRS and/or other regulatory limitations and the annual benefit that would be payable under the pension plan (including the cash balance benefit plan and traditional average final-pay benefit plan), but for such limitations.

The SERP follows the provisions of the retirement plan for normal retirement date and early retirement. Payments for traditional participants will commence at their normal retirement date. Payments to cash balance participants will be paid in a lump sum six (6) months after termination.

401(k) Plan

We provide a defined contribution plan (401(k) plan) to substantially all employees, however, we contribute only to the 401(k) accounts of plan participants that are not included in our retirement plan.

Nonqualified Deferred Compensation

The named executive officers and other eligible employees are entitled to participate in our Deferred Compensation Plan. The Deferred Compensation Plan allows eligible employees to defer up to 100% of their base salary and performance bonuses in either mutual funds managed by Fidelity Investments or in our Company’s Senior Subordinated Notes or Debentures, which are described more fully in Note 7 of the notes to our audited consolidated financial statements for the year ended December 31, 2007 in our Annual Report on Form 10-K.

The following table summarizes the deferred compensation accounts for each of the named executive officers under our Deferred Compensation Plan as of December 31, 2007:

Registrant
	Executive	Contributions	Aggregate	Aggregate	Aggregate
	Contributions	in Last Fiscal	Earnings in	Withdrawals/	Balance at Last
Name	in Last Fiscal Year	Year	Last Fiscal Year	Distributions	Fiscal Year End

Vincent L. Sadusky	—	—	7,838	—	200,140	(1)
Bart W. Catalane	—	—	—	—	—
Scott M. Blumenthal	—	—	—	—	—
Denise M. Parent	—	—	—	—	—
Gregory M. Schmidt	—	—	17,391	—	259,086	(2)

(1)	With the exception of the earnings shown in the table for 2007 and $16,240 in investment earnings earned during 2006, the aggregate balance of Mr. Sadusky’s deferred compensation represents compensation earned during the year ended December 31, 2006 and shown in the Summary Compensation Table for 2006 as “Salary”.

(2)	With the exception of the earnings shown in the table for 2007 and $22,634 in investment earnings earned during 2006, the balance of Mr. Schmidt’s deferred compensation represents compensation earned and investment earnings earned during the years prior to 2006.

Other Benefits and Perquisites

All Other Compensation

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

			Executive
	Company Paid	Executive Life	Disability		Total Other
Name	Auto Benefits(2)	Insurance	Insurance	Relocation	Compensation

Vincent L. Sadusky	$4,515	$547	$876	—	$5,938
Bart W. Catalane(1)	6,869	547	624	$14,621	22,661
Scott M. Blumenthal	1,622	547	876	—	3,045
Denise M. Parent	3,078	547	687	—	4,312
Gregory M. Schmidt	8,047	547	876	—	9,470

(1)	Our Company agreed to reimburse Mr. Catalane for certain relocation costs, which also required us to pay Mr. Catalane’s payroll withholding taxes of $6,116 on the relocation amounts.

(2)	Our Company provides the use of a company automobile to each of our named executive officers and we allow the purchase of a new vehicle every three years. We limit our Company’s contribution towards the purchase of a vehicle to $35,000 plus applicable taxes, registration and insurance for each of our named executive officers.

Potential Payments Upon Termination or Change in Control

Had any of the named executive officers been terminated “without cause” or if the named executive officers had terminated their employment for “good reason” as of December 31, 2007, or if there had been a change in control as of such date, the named executive officers would have been eligible to receive the following payments:

						Additional Payment if
	Termination Without Change in Control					Change in Control
				Accelerated		Accelerated
				Vesting of		Vesting of
	Salary &	Health	Retirement	Options &		Options &
	Bonus(1)	Benefits(2)	Benefits(3)	Awards(4)	Total	Awards(5)	Total

Vincent L. Sadusky	$876,250	$8,647	$—	$—	$884,897	$450,214	$1,335,111
Chairman, President and Chief Executive Officer
Bart W. Catalane	362,875	8,282	—	—	371,157	147,140	518,297
Sr. Vice President Chief Financial Officer
Scott M. Blumenthal	525,500	7,606	—	—	533,106	195,883	728,989
Executive Vice President Television
Denise M. Parent	714,932	14,546	20,631	194,905	945,014	58,765	1,003,779
Vice President General Counsel and Secretary
Gregory M. Schmidt	1,022,458	13,932	30,391	502,678	1,569,459	195,883	1,765,342
Executive Vice President Digital Media

(1)	In accordance with each named executive officer’s employment agreement, described above under “Compensation Discussion and Analysis — Design of Compensation Programs — Employment Agreements, Severance and Change-in-Control Arrangements”, calculated as a multiple of salary and bonus paid to the named executive officer in 2007 or if not paid, the amount to which the executive was eligible.

(2)	Benefits include the medical and dental costs paid by our Company using the healthcare rates in effect as of January 1, 2008.

(3)	This represents additional retirement benefits that would have accrued to Ms. Parent and Mr. Schmidt in the 12 months following termination in accordance with their employment agreements.

(4)	For Ms. Parent and Mr. Schmidt in accordance with their employment agreements, all prior stock options and restricted stock awards which are not otherwise exercisable or vested will become fully vested as of the date of the employment termination except for options to purchase (i) 200,000 shares of class A common stock granted to Mr. Schmidt on September 6, 2006, (ii) 50,000 shares of class A common stock granted to Mr. Schmidt on December 18, 2007, (iii) 60,000 shares of class A common stock granted to Ms. Parent on September 6, 2006, and (iv) 40,000 shares of class A common stock granted to Ms. Parent on December 18, 2007.

(5)	This reflects the value which will automatically vest upon a change in control pursuant to existing agreements. In addition, with respect to all other outstanding option grants, the Compensation Committee has the authority to declare that any restrictions may lapse and any or all outstanding options shall vest and become immediately exercisable upon consummation of a change in control.

DIRECTOR COMPENSATION

Our Board believes that our future growth and profitability depend upon our ability to maintain a competitive position in attracting and retaining qualified directors and that both cash compensation and equity awards are an important part of the compensation offered to directors.

The following table summarizes the compensation paid to all persons serving as non-employee directors during 2007:

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards(1)	Awards(1)	Total

William S. Banowsky, Jr.	$66,500	$25,651	$182,839	$274,990
Peter S. Brodsky	59,500	5,959	173,748	239,207
Royal W. Carson III	51,500	31,231	147,700	230,431
Dr. William H. Cunningham(2)	33,012	91,877	189,867	314,756
Patti S. Hart	50,500	—	156,751	207,251
Michael A. Pausic	52,000	6,622	143,914	202,536
Douglas W. McCormick, Chairman	53,500	—	210,833	264,333
Mitchell Stern	55,000	—	154,611	209,611

Totals	$421,512	$161,340	$1,360,263	$1,943,115

(1)	Amounts reflect the compensation expense of the awards, as determined under SFAS 123R. See Note 8 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for the assumptions underlying the valuation of equity awards.

(2)	Dr. Cunningham resigned from our Board effective January 24, 2008. During 2007, Dr. Cunningham elected to take 50% of his annual fees in cash and 50% in our Class A common stock. During 2007 he received 2,265 shares of Company Class A stock which is reflected in the stock award column at its full grant date fair value, which is calculated using the average of the high and low sale prices of our common stock, as reported on the NYSE, on the date awarded to Dr. Cunningham.

Cash Compensation

Our non-employee directors receive an annual retainer of $30,000 for all services rendered as directors, plus compensation of $1,500 per meeting for attending Board meetings in person, or $1,000 per meeting for attending via telephone. Committee members also receive $1,000 per meeting for attending committee meetings in person, or $500 per meeting for attending via telephone. The Chair of our Compensation Committee, our Nominating and Corporate Governance Committee, and our Operations Review Committee each receive an additional annual retainer of $7,500, and the chair of our Audit Committee receives an additional annual retainer of $10,000. Directors may elect to receive half of their annual retainer in the Company’s class A common stock. We do not maintain a medical, dental or retirement benefits plan for our non-employee directors.

Equity Compensation

1,500,000 shares of class A common stock are reserved for issuance under the Third Amended and Restated 2002 Non-Employee Director Stock Plan (“Director Stock Plan”). No grants under our Director Stock Plan were made to our directors in 2007.

Stock options granted pursuant to the Director Stock Plan expire on the earlier of 10 years from the date of grant or three months after cessation of service as a director. Stock options granted pursuant to the Director Stock Plan have an exercise price equal to the fair market value of a share of our common stock on the date of grant. Options granted under the Director Stock Plan vest over a period of four years, with 25% of the options vesting on each anniversary of the grant date. Restricted stock awards granted under the Director Stock

Plan vest over a period of five years, with 20% of the shares granted under the award vesting on each anniversary of the grant date.

Upon any change in control, or if we or affiliates of HM Capital enter into any agreement providing for our change in control, the Compensation Committee may declare that any restrictions applicable to a stock award may lapse and any or all outstanding options shall vest and become immediately exercisable. Thereafter, the stock options will be subject to the terms of the transaction effecting the change in control.

The following table summarizes the aggregate number of stock options and restricted stock awards outstanding for each non-employee director as of December 31, 2007:

	Number of Aggregate
	Awards Outstanding
	Restricted
	Stock	Stock
Name	Awards	Options

William S. Banowsky, Jr.	5,731	130,842
Peter S. Brodsky	1,600	128,000
Royal W. Carson III	6,921	104,333
Dr. William H. Cunningham(1)	5,731	135,842
Patti S. Hart	—	100,000
Michael A. Pausic	1,777	103,333
Douglas W. McCormick, Chairman	—	150,000
Mitchell Stern	—	110,000

Total	21,760	962,350

(1)	Dr. Cunningham resigned from the Board of Directors effective January 24, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

On an annual basis, each director and executive officer of our Company must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year, in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire is reviewed and considered by our Board in making independence determinations and resolving any conflicts of interest that may be implicated.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP in the fiscal years ended December 31, 2007, and December 31, 2006, respectively, are as follows (in thousands):

	2007	2006

Audit Fees	$1,025	$1,584
Audit-Related Fees	28	17
Tax Fees	—
All Other Fees	18	7

Total	$1,071	$1,608

Items included under Audit Fees include professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements included in our Form 10-K, including compliance testing with respect to Sarbanes Oxley Act Section 404, and review of interim financial statements included in our Forms 10-Q for the years ended December 31, 2007 and 2006.

Items included under Audit-Related Fees include professional services rendered by PricewaterhouseCoopers LLP for assurance and other related services that are required in the performance of the audit or review of the financial statements, and which are not included under Audit Fees, during the years ended December 31, 2007 and 2006.

Items included under All Other Fees include costs for seminars conducted by PricewaterhouseCoopers LLP and for annual usage fees relating to software sponsored by PricewaterhouseCoopers LLP.

The Audit Committee reviews and pre-approves all annual services and fees proposed by PricewaterhouseCoopers LLP. No services were approved pursuant to the de minimis exception.

OTHER INFORMATION

Other Matters

As of the date of this Proxy Statement, our Board does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice and Proxy Statement for the Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Stockholder Proposals for the 2009 Annual Meeting

Proposals of stockholders who intend to be present at the 2009 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us no later than the close of business on November 30, 2008 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Denise M. Parent, Secretary, LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our Proxy Statement in accordance with Rule 14a-8). Such nominations and proposals for the 2009 annual meeting, other than those made by or on behalf of our Board, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received no earlier than January 2, 2009 and no later than February 1, 2009, assuming that the 2009 annual meeting is to be held between April 2, 2009 and July 11, 2009, as we currently anticipate. In the event that the 2009 annual meeting is not held between April 2, 2009 and July 11, 2009, notice of stockholder nominees or proposals must be received no earlier than 120 days before the date of the 2009 annual meeting and no later than 90 days before the date of the 2009 annual meeting or the 10th day following our first public announcement of the date of such meeting, whichever is later. Our bylaws also require that such notice contain certain additional information. Copies of our bylaws can be obtained without charge from the Secretary.

Proxy Solicitation

The cost of the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, certain of our officers and employees, without extra remuneration, may solicit proxies personally, by telephone, mail or facsimile. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our Proxy Statement may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy to any stockholder upon written or oral request to LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906, Attention: Denise M. Parent, Secretary; Telephone: (401) 454-2880. If any stockholder wants to receive separate copies of the Proxy Statement in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and phone number.

By Order of our Board of Directors,

Denise M. Parent
Secretary

April 3, 2008

X	Votes must be indicated (x) in Black or Blue ink.
Please Mark, Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The board of directors recommends a vote “FOR” proposal (1).					The board of directors recommends a vote “FOR” proposal (2).
							FOR	AGAINST	ABSTAIN
1.	To elect the following nominees to the Board of Directors to serve as a Class II director for a term of three years.				2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of LIN TV Corp. for the year ending December 31, 2008.	☐	☐	☐
	Nominees:	FOR	WITHHELD	EXCEPTIONS*
	01 Peter S. Brodsky	ALL	FOR ALL
	02 Douglas W. McCorrnick 03 Michael A. Pausic	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Signature	Signature	Date

(Please sign proxy as name appears on corporate records. Joint owners should each sign personally. Trustees and others in a representative capacity should indicate the capacity in which they sign.)

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PROXY
LIN TV CORP.
Four Richmond Square
Providence, RI 02906
2008 Annual Meeting of Stockholders
This Proxy is solicited on behalf of the Board of Directors

     The undersigned, revoking all prior proxies, hereby appoints Bart W. Catalane, Denise M. Parent and William A. Cunningham, and each of them, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of class A common stock of LIN TV Corp. (the “Company”) which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at the offices of KRQE-TV, 13 Broadcast Plaza SW, Albuquerque, New Mexico, 87104, at 10:00 a.m., local time, on May 1, 2008 or at any adjournment(s) or postponement(s) thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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